SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 24, 2007

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

48416 144th Street
P.O. Box 356
Big Stone City, South Dakota		57216
(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code: (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On April 24, 2007, the registrant’s subsidiary, POET Biorefining – Big Stone, LLC (the “plant”), entered into a new ethanol marketing and service agreement with Ethanol Products, LLC (d/b/a POET Ethanol Products). Except as described below, the material terms of the new agreement are substantially the same terms as the ethanol marketing and service agreement with Ethanol Products dated March 5, 2002. The new ethanol marketing and service agreement becomes effective on July 1, 2007 and terminates on July 1, 2012, automatically renewing for a five-year term unless a notice of termination is provided by either party prior to the end of the term. The plant will pay Ethanol Products a new marketing and administrative fee of $.0085 per gallon for the marketing of the ethanol produced at the plant, compared to $.0060 per gallon under the agreement dated March 5, 2002. This fee will be adjusted for inflation every five years based on a consumer price index for finished goods. Ethanol Products will continue to be able to purchase for its account all or a portion of the ethanol produced at the plant at a price to be agreed upon by the parties at the time of purchase.

On April 1, 2007, the plant entered into a new corn and natural gas price risk management agreement with POET Plant Management, LLC (f/k/a Broin Management, LLC). Except as described below, the material terms of the new agreement are substantially the same terms as the corn price risk management agreement with Broin Management dated November 16, 2001. The new risk management agreement becomes effective on July 1, 2007 and terminates on July 1, 2012, automatically renewing for a five-year term unless a notice of termination is provided by either party prior to the end of the term. In exchange for providing certain risk management services relating to corn and natural gas prices, including hedging and pooling services, the plant will pay POET Plant Management an annual fee of $59,580, payable in quarterly installments of $14,895.

On April 3, 2007, the plant entered into a design-build agreement with POET Design and Construction, Inc. The purpose of the agreement is to build additional corn storage infrastructure and control systems at the plant’s facilities. The total cost of the project is approximately $4.38 million. The plant has recently commenced construction on this project and completion is scheduled for the fall of 2007.

The registrant plans on filing the above agreements as exhibits in its next periodic report.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering a new ethanol marketing and service agreement described in Item 1.01 above, the ethanol marketing and service agreement dated March 5, 2002, will terminate on July 1, 2007.  Also, in connection with entering the corn and natural gas price risk management agreement described in Item 1.01 above, the corn price risk management agreement dated November 16, 2001, will terminate on July 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: May 4, 2007	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer